EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of the 14th day of October, 2014, between Robert L. Scragg, together with his wife Barbara J. Scragg, individuals, (the “Scraggs”) having an address of 554 S.W. Mayfair Lane, Lake City, Florida 32024; Alpha Engines Corporation (“Alpha”), a Delaware corporation having its offices at 554 S.W. Mayfair Lane, Lake City, Florida 32024) (individually and collectively the Scragg(s) and Alpha are referred to as the “Seller”) and Turbine Truck Engines, Inc., a Nevada corporation, having an office at 46600 Deep Woods Road, Paisley, Florida 32767 (the “Purchaser”); the Seller and the Purchaser being collectively referred to as the “Parties”.

The Escrow Agent shall be Kimberly L. Rudge, PA, whose mailing address is 4654 SR 64 E, #133, Bradenton, Florida 34208.

In consideration of the premises outlined herein and such other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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ARTICLE 1

SALE OF PROPERTY

1.1 Sellers are the sole owner(s) of the Assets listed on Schedule A, attached hereto and incorporated herein by reference.

1.2 Seller desire to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Assets more fully described on Schedule A.

1.3 Seller shall sell the Assets, free and clear of liens and encumbrances except as set forth on Schedule B.

1.4 Purchaser shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of Seller(s), including without limitation any liability (actual or contingent), loss, commitment, obligation or expense of Sellers relating to the Technology or Intellectual Property, prior to the Closing date, including the negotiation, preparation or performance under this Agreement or relating to any tax liabilities of any nature whatsoever.

ARTICLE 2

PURCHASE PRICE

2.1 The total Purchase Price shall be Seven Hundred Fifty Thousand (750,000) restricted shares of the Purchaser’s common stock.

2.2 In addition to the Purchase Price, Purchaser shall pay the sum of One Thousand and no/100 Dollars ($1,000) (the “Royalty Payment”) directly to Seller upon full execution of this Agreement, towards the outstanding Royalty payments currently due to Alpha and which may continue to accrue on or before Closing.

2.3 It being a condition precedent to the Closing, and the intention of the parties hereto, that any licensing agreements between Turbine Truck Engines and the Sellers, to include any other company or agent involving the Sellers, and including but not limited to Alpha Engines Corporation, will be immediately terminated and that any and all outstanding royalty payments or compensation and any additional future royalty payments or compensation, except for the Royalty Payment referenced in Section 2.2 hereof, shall be forgiven and no longer applicable.

2.4 Seller’s obligations hereunder shall be conditioned upon the execution and delivery by the Purchaser to Escrow Agent for delivery to Sellers at Closing, in form and substance satisfactory to Sellers and its counsel, the following documents:

(a) A resolution of the Board of Directors of the Purchaser authorizing the execution and performance of this Agreement.

(b) A representation from the President of the Purchaser that: (i) Purchaser is, and on the Closing Date, will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) the execution and delivery of this Agreement and all other documents executed in connection herewith by Purchaser have been duly and validly authorized and all requisite corporate action has been taken to make it valid and binding upon the Purchaser in accordance with its terms; and (iii) the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of the Certificate of Incorporation or By-Laws of the Purchaser.

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ARTICLE 3

REPRESENTATIONS BY SELLER

3.1 Sellers warrant and represent as follows:

(a) Sellers shall, at Closing, have good and marketable title to all of the Schedule A assets which shall not be subject to any mortgage, lien or encumbrance except as set forth in Schedule B hereof.

(b) Sellers have received no notice of violations or claims to or relating to the Assets being sold pursuant to this Agreement and the Assets are not subject to any pending or threatened litigation or claim.

(c) Sellers have not encumbered or assigned the Assets. Sellers warrant and represent that the license granted to Alpha (the “Alpha license”), has been or will be officially terminated prior to Closing. Seller shall provide proof of such termination on or before Closing, sufficient to satisfy Purchaser. Alpha is executing this Agreement in part, to evidence its consent and acknowledgment that the Alpha license is being officially terminated and is of no further force and effect.

(d) Sellers are in the process of, and will have completed prior to Closing, duly and validly terminating the Alpha license agreement and the Alpha license will at Closing, be of no further effect. Robert L. Scragg is the President of, and together with Barbara J. Scragg, they are the majority shareholders of Alpha, and they hereby represent and warrant that Alpha will, on or before Closing, be duly liquidated in accordance with the laws of the State of Delaware. There is no other license or other agreements which would impede the Seller’s ability to convey the Assets free and clear of any lien or claim.

(e) Sellers will take all actions necessary to transfer the Assets and will further undertake to ensure the complete transfer of the Assets.

ARTICLE 4

CLOSING DATE

The Closing shall be held on or before November 20, 2014, at the offices of the Purchaser or at such other location as agreed upon by the Parties. The Closing Date may be extended upon request of either party for an additional thirty (30) days.

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ARTICLE 5

DOCUMENTS TO BE DELIVERED TO ESCROW AGENT AND AT CLOSING

5.1 The following documents shall be executed and delivered to the Escrow Agent to be held pending the Closing:

(a) Sellers will deliver all of the documents described in the attached Schedule D.

(b) The Purchaser shall deliver the Purchase Price.

5.2 The following documents shall be executed and delivered to the Escrow Agent at Closing:

(a) Evidence of the termination of the Alpha licensing Agreement satisfactory to Purchaser in its sole and absolute discretion.

(b) Evidence of the final winding up of Alpha with the State of Delaware satisfactory to Purchaser in its sole and absolute discretion.

ARTICLE 6

SUBSEQUENT EVENTS

6.1 Purchaser will engage Robert L. Scragg, as an independent consultant for the purpose of working with the engineers Purchaser identifies for the turnover of all applicable intellectual property, proprietary information, data, notes, hardware, pertinent material, improvements and advancements directly or indirectly related to both technologies. Upon completion of the turnover of all applicable intellectual property, proprietary information, data, notes, hardware, pertinent material, improvements and advancements directly or indirectly related to the technologies, Sellers, Robert L. Scragg and Barbara J. Scragg, will receive 250,000 (two hundred fifty thousand) free-trading shares, as compensation for the services provided as an independent consultant, from Purchaser's authorized 2011 Employee Compensation Plan.

6.2 Sellers, Robert L. Scragg and Barbara J. Scragg, will receive an additional 1,000,000 (one million) shares of Purchaser’s restricted common stock, upon either (a) Purchaser’s certification of viability, which shall be made by Purchaser using reasonable commercial standards, of either of the Detonation Cycle Gas Turbine Engine (DCGT) or the Gas-to-Liquid (GTL) technology, which shall include at a minimum, the independent collection of data proving commercial viability or (b) commercial sales by BUYER or its successors or licensees of products embodying either of the Detonation Cycle Gas Turbine Engine (DCGT) or the Gas-to-Liquid (GTL) technology.

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ARTICLE 7

BROKER

The Parties hereto represent and warrant to the other that all negotiations relating to this Agreement have been carried on by them directly, without the intervention of any person, firm or corporation and each of the Parties indemnifies and holds harmless the other against and in respect of any claim for brokerage or other commissions relating to this Agreement or to the transactions contemplated hereunder. The representations contained in this Article 7 shall survive closing.

ARTICLE 8

BINDING EFFECT AND NON-ASSIGNABLE

Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns, personal representatives and distributees. Neither party may assign this Agreement.

ARTICLE 9

INTEGRATION

This Agreement is executed in connection with those certain Intellectual Property Transfer Documents outlined in Schedule D, each of which shall be executed simultaneously herewith (individually and collectively the “Transaction Documents”). The Transaction Documents taken as a whole, constitute the entire understanding of the Parties, and revoke and supersede all prior oral or written agreements between the Parties.

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ARTICLE 10

NOTICES

Any notice required hereunder shall be in writing and shall be deemed if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the Party at its respective address as set forth hereinabove, or at any other address which such Party may hereafter designate by written notice to the other. Copies of all notices shall be sent in like manner to the respective attorneys of each of the Parties, as follows:

Seller:	Robert L. Scragg and
Barbara Scragg and
Alpha Engines Corporation
554 S.W. Mayfair Lane
Lake City, Florida 32024

Purchaser:	Turbine Truck Engines, Inc.
46600 Deep Woods Road
Paisley, Florida 32767

ARTICLE 11

MISCELLANEOUS

11.1 The captions as used in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

11.2 The Parties agree to execute such other and further documents as may be necessary to effectuate this Agreement. The Parties further agree to be responsible for their own respective expenses in connection with the transaction contemplated herein.

11.3 All news releases or public statements must be approved, prior to its release, by the Purchaser.

11.4 In the event any representation or warranty of Seller shall be found to be inaccurate prior to Closing, Purchaser shall so notify Seller. Seller may, in such event, elect to make good any damage or cure the condition complained of prior to Closing or terminate this Agreement, subject to the right of Purchaser to take title subject to such inaccurate warranty or representation, with no abatement of the purchase price and without any further liability on the part of Seller with regard to such representation or warranty. In the event Purchaser learns of such inaccuracy after Closing, with respect to any representation or warranty which by the terms of this Agreement shall specifically survive Closing, Purchaser shall so notify Seller and Seller shall have a reasonable opportunity to make good any damage or cure the condition complained of before incurring any other liability under this Agreement or subjecting Purchaser to any further liability or damage.

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11.5 All parties understand that Purchaser is a U.S. reporting publicly traded corporation and that the common shares will be issued, and as provided under the guiding U.S. rules and regulations. Furthermore, all parties understand these shares will carry the same rights and conditions, with no special terms or conditions, as all the Purchaser’s common shares authorized for issue under the companies' Nevada Articles of Incorporation.

11.6 All stock to be issued to Seller, on or after the date hereof hereunder, is subject to pro-rata adjustment in the event that the Purchaser shall, prior to the issuance date, approve any forward or reverse stock split.

11.7 This Agreement may be executed in counterparts, each of which when taken together shall constitute an original.

11.8 The Parties acknowledge having had the opportunity to obtain the review of the Agreement and its terms by counsel of their own choosing, and the Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.

11.9 Except as permitted below, each Party shall maintain the confidentiality of the Agreement. The negotiations in connection with this Agreement were and are intended by the Parties to be privileged settlement discussions, and are confidential; neither Party shall disclose such negotiations except as required under the provisions of applicable securities laws and/or as compelled to do so by a court of competent jurisdiction.

11.10 The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

11.11 Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

11.12 This Agreement shall be governed in accordance with the laws of the State of Florida and applicable federal laws. Venue for all disputes under this Agreement shall be resolved by litigation in the courts of the State of Florida, Sumter County, including Florida Middle District Federal Court therein and the Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it. In any action arising hereunder, the prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

11.13 The Escrow Agent is not a party to this Agreement and executes the same solely to evidence her consent to act as Escrow Agent as provided herein. The Escrow Agent shall be indemnified and held harmless by the parties, and indemnified against claims made, including attorney’s fees and costs. Escrow Agent shall be reimbursed by Turbine for any reasonable expenses incurred in administering of the Agreement, The Escrow Agent shall not be liable for any action taken or omitted by it in good faith, and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent’s own gross negligence or willful misconduct. It is acknowledged by all parties that Kimberly L. Rudge, Esq. acts as Turbine’s legal counsel in this and other matters, and any perceived or actual conflict is expressly waived.

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ARTICLE 12

REPRESENTATION BY CORPORATE PURCHASER

The Purchaser represents and warrants as follows, said representations and warranties to survive the Closing hereunder:

(a) That Purchaser is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) The execution and delivery of this Agreement and all other documents executed in connection herewith by Purchaser have been duly and validly authorized and all requisite corporate action has been taken to make it valid and binding upon the Purchaser in accordance with its terms.

(c) The consummation of the transactions contemplated by this Agreement will not result in the breach of any terms or provisions of the Certificate of Incorporation or the By-laws of the Purchaser.

ARTICLE 13

NATURE AND SURVIVAL OF REPRESENTATIONS

Except for representations and warranties which are specifically stated herein to survive Closing, no representation, warranty or agreement made by Seller hereunder shall be deemed to survive Closing and no representation other than expressly stated in this Agreement shall be binding upon Seller.

[Signatures continued on the following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER(S):

By:
Robert L. Scragg, individually and as
President/Secretary of
Alpha Engines Corporation

By:
Barbara J. Scragg, individually and as
Treasurer of Alpha Engines Corporation

PURCHASER:

Turbine Truck Engines, Inc.

By:
Enzo Cirillo, Interim CEO and
Chairman of the Board

By:
Michael Rouse, President

ESCROW AGENT:

Kimberly L. Rudge, PA

By:
Kimberly L. Rudge, Esq., President

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STATE OF FLORIDA

COUNTY OF VOLUSIA

The foregoing instrument was sworn to and subscribed before me this 14th day of October, 2014, by Robert L. Scragg, individually and as President/ Secretary of Alpha Engines Corporation and who is personally known to me or who produced Florida Driver’s License as identification.

By:
Notary Public
Printed Name: Timothy M. Webb
[Notary Stamp and Seal]

STATE OF FLORIDA

COUNTY OF VOLUSIA

The foregoing instrument was sworn to and subscribed before me this 14th day of October, 2014, by Barbara J. Scragg, individually and as Treasurer of Alpha Engines Corporation and who is personally known to me or who produced Florida Driver’s License as identification.

By:
Notary Public
Printed Name: Timothy M. Webb
[Notary Stamp and Seal]

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STATE OF FLORIDA

COUNTY OF VOLUSIA

The foregoing instrument was sworn to and subscribed before me this 14th day of October, 2014, by Michael Rouse, as President of Turbine Truck Engines, Inc., and who is personally known to me or who produced __________N/A_____________as identification.

By:
Notary Public
Printed Name: Timothy M. Webb
[Notary Stamp and Seal]

STATE/PROVINCE ONTARIO, CANADA

COUNTY OF ____N/A_______

The foregoing instrument was sworn to and subscribed before me this 17th day of October, 2014, by Enzo Cirillo, as Interim CEO and Chairman of the Board of Turbine Truck Engines, Inc., and who is personally known to me or who produced ________N/A__________as identification.

By:
Notary Public
Printed Name: Mauro Marchioni
[Notary Stamp and Seal]

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ASSETS

SCHEDULE A

All the Seller’s right, title and interest, including all intellectual property rights, constituting my entire interest in the United States and throughout the world to the following:

(a)

Detonation Cycle Gas Turbine Engine (DCGT) to include all United States and International patents, all related intellectual property, all notes, data and any and all improvements and advancements directly and indirectly related to this "DCGT" technology, including but not limited to the Rotary Mechanically Reciprocated Sliding Metal Vane Air Pump and Boundary Layer Gas Turbines Integrated with a Pulse Gas Turbine Engine System.

(b)

Electromagnetic process and apparatus for making methanol, also referred to as Gas-to-Liquid (GTL) technology, to include all United States and International patents, all related intellectual property, all notes, data and any and all improvements and advancements directly and indirectly related to this "GTL" technology.

(c)	(c) U.S. Patent 6,000,214 and any reissue or extensions as more fully described in those certain Assignment(s) of Rights – Patent, of even date herewith;

(d)	(d) U.S. patent application Ser. No. 11/948348 and any continuation or division thereof as more fully described in those certain Assignment(s) of Rights – Patent, of even date herewith;

(e)

International PCT Patent Application Ser. No. PCT/US2008/084328 and all national stage applications based thereon; as more fully described in those certain Assignment(s) of Rights – Patent, of even date herewith

(f)

Chinese (CN) Patent – Application No. 200880011557.8 dated 2011, titled “Rotary Mechanically Reciprocated Sliding Metal Vane Air Pump and Boundary Layer Gas Turbines Integrated with a Pulse Gas Turbine Engine System as more fully described in those certain Assignment(s) of Rights – Patent, of even date herewith; and

(g)	All convention and treaty rights pertaining to any of the above.

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ENCUMBRANCES AND LIABILITIES

SCHEDULE B

There are no liens or encumbrances relating to any of the Schedule A Assets.

Of Note: Item (d) of Schedule A - U.S. patent application Ser. No. 11/948348 and any continuation or division thereof as more fully described in those certain Assignment(s) of Rights – Patent, of even date herewith – has been abandoned by Sellers;

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EXISTING CONTRACTS

SCHEDULE C

There are no existing contracts.

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Intellectual Property Transfer Documents

SCHEDULE D

•	Technology Sale/Transfer/Assignment Agreement for All Intellectual Property (IP)
•	Assignment of Rights – Patent (Scragg)
•	Assignment of Rights – Patent Application (Scragg)
•	Assignment of Rights – Patent (Alpha)
•	Assignment of Rights – Patent Application (Alpha)
•	Assignment of Rights – Patent (Alpha - International)
•	Assignment of Rights – Patent (Scragg - International)
•	Assignment of Rights – Patent (Scragg – Chinese Patent)
•	Assignment of Rights – Patent (Alpha – Chinese Patent)

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